Exhibit 5.1

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com
FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Century City	Paris
Chicago	Riyadh
Dubai	San Diego
Düsseldorf	San Francisco
Frankfurt	Seoul
Hamburg	Shanghai
Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.
September 7, 2022
The Oncology Institute, Inc.
18000 Studebaker Rd.
Cerritos, California as 90703
Re: The Oncology Institute, Inc. – Registration Statement on Form S-1
To the addressees set forth above:
We have acted as special counsel to The Oncology Institute, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) from time to time of up to 20,459,040 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), issuable upon the conversion of $110 million of aggregate principal amount of secured senior convertible notes (the “Convertible Notes”), or issuable upon the exercise of the warrants to purchase Common Stock (the “Warrants”) issuable pursuant to that certain Facility Agreement, dated as of August 9, 2022, by and among the company, as borrower, certain of the Company’s subsidiaries from time to time party thereto as guarantors, and Deerfield partners, L.P., as agent for itself and the lenders (the “Facility Agreement”) or otherwise pursuant to the Facility Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of Shares.

September 7, 2022

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company in the circumstances contemplated by and in accordance with the Facility Agreement, the Convertible Notes and/or the Warrants, as applicable, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
With your consent, we have assumed that (a) the Facility Agreement, the Convertible Notes and the Warrants have been, or, in the case of the Warrants, will be, duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Facility Agreement, the Convertible Notes and the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) the status of the Facility Agreement, Convertible Notes, and Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP